PART II - OTHER INFORMATION	EXHIBIT 10.27

2006 GRANT AGREEMENT FOR AUSTRALIAN EXECUTIVE OFFICERS

RESMED INC.

TERMS OF STOCK OPTION

This document sets forth the terms of a Stock Option (the “Option”) granted by ResMed Inc., a Delaware corporation (the “Company”), pursuant to a Summary of Stock Option Grant (“Summary”) displayed at the Web site of the Company’s option plan administrator. The Summary, which specifies the person to whom the Option is granted (“Grantee”) and other specific details of the grant, and the electronic acceptance of the Summary at the Web site of the Company’s option plan administrator are incorporated herein by reference.

A.	Grantee is an employee of the Company or a Subsidiary of the Company.

B.

In consideration of services to be performed, Company desires to afford Grantee an opportunity to purchase shares of its Common Stock in accordance with the ResMed Inc. 2006 Incentive Award Plan, as the same may be amended or restated from time to time (the “Plan”), as hereinafter provided.

C.	Any capitalized terms not otherwise defined herein shall have the meaning accorded them under the Plan or in the Summary, as applicable.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1.

Grant of Option. Company hereby irrevocably grants to Grantee the right and option (the “Option”) to purchase all or any part of the aggregate number of shares of the Common Stock of Company specified in the Summary (the “Option Shares”) at the Option Price specified in the Summary (the “Option Price”), during the period and subject to the conditions set forth in this agreement and in the Summary.

2.

Option Period. The Option Period begins on the Grant Date specified in the Summary and ends on the Expiration Date specified in the Summary, subject to earlier termination of the Option Period in accordance with Section 6 hereof. Any vested portion of the Option shall be exercised in accordance with the provisions of Sections 3, 4, 5 and 6 hereof during the Option Period. All rights to exercise the Option, and the Option Period, shall terminate on the Expiration Date or such earlier date specified in Section 6 hereof.

3.

Option Vesting. The Option shall vest and become exercisable in accordance with the Vesting Schedule specified in the Summary. Vesting of the Option, however, shall terminate upon the Grantee’s Termination of Employment. Notwithstanding the Vesting Schedule specified in the Summary, in the event of the Grantee’s Involuntary Termination within two (2) years following a Change in Control or within 60 days prior to the Change in Control if the Involuntary Termination is at the request of the successor entity or otherwise in connection with the Change in Control, the Option shall be and become fully vested and exercisable as of the date of such Involuntary Termination. Involuntary Termination shall have the definition set forth in Section 23 hereof.

4.

Exercise of Option. Except as provided in Section 9, this Option shall be exercisable during the Option Period in accordance with the Vesting Schedule and at the Option Price per share specified on the Summary. The installments provided for in the Summary are cumulative, such that each installment that vests but is not exercised, may be carried forward and exercised in any future year during the Option Period.

5.

Manner of Exercise. Exercise of the Option shall be by written notice as directed by the Company, details of which will be provided to you. The notice shall be accompanied by payment in full in cash, check, or a combination thereof, in the aggregate amount of the Option Price specified in the Summary multiplied by the number of shares to be purchased by Grantee through such exercise, plus payment of all applicable withholding taxes. In addition, the Option Price and associated tax withholding obligations may be paid through the delivery of a notice that the Grantee has placed a market sell order with a broker with respect to the shares of Common Stock then issuable upon exercise of the Option, and the broker timely pays a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price and tax withholding obligations.

PART II - OTHER INFORMATION	EXHIBIT 10.27

6.	Rights in Event of Death or Termination of Employment.

(a)

If Grantee dies while employed by the Company or a Subsidiary, or within the first year after Termination of Employment, without having fully exercised the Option, the executors, administrators, legatees or distributees of Grantee’s estate shall have the right, for a period of six months after the date of Grantee’s death, to exercise the vested, unexercised and unexpired portion, if any, of the Option as of the date of Grantee’s death, in whole or in part, to the same extent that Grantee could have exercised the Option immediately before Grantee’s death, except that the Option may not be exercised under this subsection 6(a) after the Expiration Date.

(b)

In the event of Grantee’s Termination of Employment for any reason, and after giving effect to Section 3 regarding Option acceleration, if applicable, the then vested, unexercised and unexpired portion, if any, of Grantee’s Option as of the date of Termination of Employment may be exercised until the earlier of (i) the first anniversary of such Termination of Employment, or (ii) the Expiration Date specified in the Summary. After this date, the Option shall be automatically cancelled and the Option Period shall terminate.

(c)

For purposes of this Section 6, the employment relationship of an employee of the Company will be treated as continuing intact while he is on military or sick leave or other bona fide leave of absence if such leave does not exceed ninety days, so long as his right to re-employment is guaranteed either by statute or by contract, or in any other circumstance as may be required by law.

7.	Transferability of Option.

(a)

Subject to subsection 7(b), the Option is not transferable by Grantee other than by will or by the laws of descent and distribution in the event of the Grantee’s death, in which event the Option may be exercised by the heirs or legal representatives of the Grantee as provided in Section 6 hereof. The Option may be exercised during the lifetime of the Grantee only by the Grantee. Any attempt at assignment, transfer, pledge or disposition of the Option contrary to the provisions hereof or the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect. Any exercise of the Option by a person other than the Grantee shall be accompanied by appropriate proofs of the right of such person to exercise the Option.

(b)

Notwithstanding the foregoing provisions of subsection 7(a), the Administrator, in its sole discretion, may permit the transfer of a non-qualified option held by the Grantee (i) pursuant to a DRO, or (ii) by gift or contribution to a Permitted Transferee. Any Option that has been so transferred shall continue to be subject to all of the terms and conditions as applicable to the original Grantee, and the transferee shall execute any and all such documents requested by the Administrator in connection with the transfer, including without limitation to evidence the transfer and to satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws.

PART II - OTHER INFORMATION	EXHIBIT 10.27

8.	Changes in Capital Structure.

(a)

The number of Option Shares covered by this Option and the Option Price shall be equitably adjusted in the event (the “Event”) of (i) the payment of any dividend or the making of any distribution of Common Stock to holders of record of Common Stock, (ii) any stock split, combination of shares, recapitalization or other similar change; (iii) the merger or consolidation of the Company into or with any other corporation; or (iv) the reorganization, dissolution, liquidation or winding up of the Company, and the Grantee shall be entitled to receive such new, additional or other shares of stock of any class, or other property (including cash), as Grantee would have been entitled to receive as a matter of law in connection with such Event had Grantee held the Option Shares on the record date set for such Event. In addition, upon such change, the Option Price of the Option Shares or other securities subject to any unexercised portions of this Option shall be adjusted proportionately so that Grantee shall have the right to purchase the number of Option Shares (as adjusted) under this Option at an Option Price (as adjusted) which Grantee could purchase for the total purchase price applicable to the unexercised portion of this Option immediately prior to such Event had Grantee held the Option Shares on the record date set for such Event. Any fractional shares resulting from such calculation shall be eliminated. The Administrator shall have the authority to determine the adjustments to be made under this Section 8 and any such determination shall be final, binding and conclusive.

(b)

Notwithstanding the provision of this Agreement, in the event of a Change in Control, the Option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Administrator may cause any or all of such Option to become fully exercisable prior to the consummation of such transaction and the Administrator shall notify the Optionee of such acceleration and the Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

9.	Legal Requirements.

(a)

If the listing, registration or qualification of the Option Shares upon any securities exchange or under any federal or state law, or the consent or approval of any governmental regulatory body is necessary or advisable as a condition of or in connection with the purchase of the Option Shares, the Company shall not be obligated to issue or deliver the certificates representing the Option Shares as to which the Option has been exercised unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained and is in effect.. This Option does not hereby impose on the Company a duty to so list, register, qualify, maintain or effect or obtain consent or approval.

(b)

The shares of stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable.

(c)

The Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Option Shares purchasable upon the exercise of any part of the Option unless and until such shares of Common Stock shall have been issued by the Company to the Grantee, as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or by the issuance of a stock certificate in Grantee’s name.

10.	No Obligation to Exercise Option. The Grantee shall be under no obligation to exercise the Option.

PART II - OTHER INFORMATION	EXHIBIT 10.27

11.

Tax Withholding. As a condition to the Company issuing the Option Shares on exercise of this Option, Grantee must pay or provide for all applicable income tax and social insurance withholding and payment on account obligations of the Company or its affiliate (“Employer”). The Company makes no representations or undertakings regarding the tax treatment of the Option. The liability for all applicable taxes is Grantee’s responsibility. Where Grantee’s Employer is liable to account for any sum in respect of income tax or social insurance or other tax withholding, the Option may not be exercised, assigned, or released unless Grantee has, at the Company’s election: (a) delivered a check to the Employer sufficient to discharge the applicable taxes due; (b) authorized the Company to withhold from Option Shares to be issued, or (c) arranged to sell a sufficient number of the Option Shares through a broker and instructed the broker to immediately remit sufficient funds from the sale of such Common Stock to enable the Employer to satisfy the taxes due.

12.

Fractional Option Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the exercise of this Option, but the Company shall issue one additional share of its Common Stock in lieu of each fraction of a share otherwise called for upon any exercise of this Option.

13.

Notices. All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered to the party entitled to receive the notice or when sent by certified or registered mail, postage prepaid, properly addressed to the party entitled to receive such notice at the address stated below:

If to Company:	ResMed Inc.
14040 Danielson Street
Poway, CA 92064 USA
Attn: David Pendarvis, Corporate Secretary

If to Grantee:	Address of Grantee on file with ResMed Inc. or its subsidiary

14.

Administration. This Option has been granted pursuant to the Plan adopted by the Board of Directors of the Company and approved by the stockholders of the Company, and is subject to the terms and provisions thereof. By acceptance hereof the Grantee acknowledges receipt of a copy of the Plan. All questions of interpretation and application of the Plan and this Option shall be determined by the Company, and such determination shall be final, binding and conclusive.

15.

No Rights to Employment or Future Awards. The grant of this Option does not entitle Grantee to any other benefit or to future awards or rights under the Plan. The grant does not form an employment contract or relationship with the Company or any of its affiliates. The Option does not create a right to further employment nor interfere with the Company and its affiliate’s right to terminate the employment relationship at any time for any reason whatsoever, with or without cause, which rights to terminate are hereby expressly reserved (except to the extent that right is otherwise limited by law).

16.	Data Privacy Waiver.

(a)

Grantee hereby agrees that the Company and its affiliates are permitted to collect, store, hold, process, and transfer personal (and sensitive) information and data relating to the Grantee as part of its personnel and other business records and may use such information in the course of its business. Such information and data may include, but is not limited to, personal data, employment information, and financial information. The Company and its affiliates may use such data for compensation and benefit planning, to administer the Plan and other benefits plans, and otherwise in the course of its business.

(b)

Grantee hereby agrees that the Company and its affiliates may disclose or transfer such personal data or information to third parties, including parties situated outside the country in which Grantee works or reside, even if the recipient country has different data privacy laws than those in the country where Grantee works or resides.

(c)	This Section 16 applies to information and data held, used or disclosed in any medium.

PART II - OTHER INFORMATION	EXHIBIT 10.27

17.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns

18.	Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflicts of laws or principles.

19.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be provided in electronic format in accordance with the Company’s programs and policies permitting electronic delivery of signatures.

20.	Amendment. This Agreement may not be amended in a material adverse way to Grantee except by an instrument in writing signed by the Grantee and the Company.

21.

Notification of Disposition. If this Option is designated as an Incentive Stock Option, the Grantee shall give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock acquired under this Agreement if such disposition or transfer is made (a) within two years from the Grant Date or (b) within one year after the transfer of such shares to the Grantee. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Grantee in such disposition or other transfer.

22.

Conformity to Securities Laws. Grantee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and all applicable state and foreign securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

23.	Certain Definitions. The following terms will have the following definitions for this Agreement,

(a)

Involuntary Termination shall mean, as determined by the Administrator, a termination by the Company or a Subsidiary of Grantee’s employment with the Company or a Subsidiary, other than by reason of (i) death, (ii) disability or (iii) Cause, or a termination by Grantee of Grantee’s employment with the Company or a Subsidiary for Good Reason.

(b)	Cause shall mean, as determined by the Administrator:

Grantee’s conviction of a misdemeanor involving moral turpitude, dishonesty or a breach of trust as regards the Company or any Subsidiary or Grantee’s conviction or plea of guilty or nolo contendere of a felony; or Grantee’s commission of any act of theft, fraud, embezzlement or misappropriation against the Company or any Subsidiary, regardless of whether a criminal conviction is obtained; or Grantee’s willful and continued failure to devote substantially all of his or her business time to the Company’s or its Subsidiary’s business affairs, (excluding failures due to illness, incapacity, vacations, incidental civic activities and incidental personal time) or Grantee’s material breach of the terms of any employment-related agreement with the Company or any of its Subsidiaries, which failure or breach is not remedied within a reasonable time after written demand is delivered by the Company or any Subsidiary, which demand specifically identifies the manner in which the Company or any Subsidiary believes that Grantee has failed to devote substantially all of his business time to the Company’s or any Subsidiary’s business affairs or has breached such agreement; or Grantee’s willful failure to comply with any corporate policies, which failure results or is likely to result in substantial injury, financial or otherwise, to the Company or its reputation; Grantee’s unauthorized disclosure or use of confidential information of the Company or any Subsidiary, which results or is likely to result in substantial injury, financial or otherwise, to the Company or its reputation; or Grantee’s willful violation of any rules or regulations of any governmental or regulatory body, which violation results or is likely to result in substantial injury, financial or otherwise, to the Company or its reputation; or Grantee’s abuse of drugs, alcohol or illegal substances (to the extent not inconsistent with the Americans with Disability Act or similar state law), which results or is likely to result in substantial injury, financial or otherwise, to the Company or its reputation.

PART II - OTHER INFORMATION	EXHIBIT 10.27

(c)

Good Reason shall mean, as determined by the Administrator, any of the following that occurs without the express written consent of Grantee, unless such circumstances are cured prior to the Date of Involuntary Termination:

(ii)

The assignment to Grantee by the Company or a Subsidiary of duties, responsibilities and authority materially inconsistent with Grantee’s position, duties, responsibilities, authority and status with the Company immediately prior to the Change of Control, or a material adverse change in Grantee’s title or offices as in effect immediately prior to the Change of Control, except in connection with the termination of Grantee’s employment for Cause, death or Disability or by Grantee other than for Good Reason[. The fact that the Company becomes a subsidiary of another entity, or that the Company’s status changes from publicly-traded to privately-held, as a result of the Change of Control, shall not, by itself, constitute a material reduction or change in the duties, responsibility or authority of Grantee, or a material adverse change in Grantee’s title or offices][2]; or A material reduction in Grantee’s base salary as in effect at the time of the Change of Control, unless such reduction is on a basis not materially less favorable to Grantee relative to other employees similarly situated; or Any failure by the Company to continue in effect any material benefit plan or arrangement in which Grantee is participating at the time of the Change of Control, unless (a) an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or arrangement, or (b) such failure is on a basis not materially less favorable to Grantee, both in terms of the amount of benefits provided and the level of Grantee’s participation, relative to other participants; or Any failure by the Company to continue in effect, or any material reduction in target bonus opportunity under, any bonus or incentive plan or arrangement in which Grantee is participating at the time of the Change of Control, unless (a) an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or arrangement with a comparable target bonus opportunity, or (b) such failure or reduction is on a basis not materially less favorable to Grantee, both in terms of the amount of benefits provided and the level of Grantee’s participation, relative to other participants; or Any requirement by the Company that Grantee be based anywhere that is at least thirty (30) miles away from both (i) Grantee’s office location as of the date of the Change of Control and (ii) Grantee’s then primary residence, except for required travel by Grantee on the Company’s business to an extent substantially consistent with Grantee’s business travel obligations at the time of the Change of Control of the Company; or Any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

For these purposes, a material reduction of salary or target bonus opportunity will be deemed to have occurred if the salary or target bonus opportunity has been reduced by 10% or more from the salary or target bonus opportunity, as applicable, in effect at the time of the Change of Control.

IN WITNESS WHEREOF, the parties hereunto agree to the terms and conditions set forth above and in the Summary.

RESMED INC.	GRANTEE

/s/ Peter C. Farrell
Peter C. Farrell	(Acceptance designated electronically
Chief Executive Officer	at the option plan administrator’s Web site)

2 For all agreements for management members, other than the agreement of the Chief Executive Officer, the Chief Financial Officer and the General Counsel.

PART II - OTHER INFORMATION	EXHIBIT 10.27

RESMED INC. 2006 INCENTIVE AWARD PLAN

Additional Information for Australian Participants

Offers under our 2006 Incentive Award Plan, as the same may be amended or restated from time to time (the “Stock Option Plan”) in Australia are restricted to full or part-time employees or directors of ResMed, Inc. (“ResMed”) or associated corporations.

1.    Fully Paid Stock. The shares we will issue to employees under the Stock Option Plan will be fully paid shares of Common Stock of ResMed.

2.    Number of Shares Available. The shares available (assuming all offers or options to acquire unissued shares are accepted) to Australian participants under the Stock Option Plan, plus the number of shares issued under any other equity participation plan in respect of ResMed shares of Common Stock issued to Australian employees and directors in the previous 5 years, represent less than 5% of the total number of outstanding shares of Common Stock of ResMed.

3.    Grant and Exercise. Options offered to Australian participants under the Stock Option Plan will be granted for nil or nominal consideration. The Options may be exercised in accordance with the Stock Option Plan, the ResMed, Inc. Terms of Stock Option and your Summary of Stock Option Grant.

You will be responsible for any taxes resulting from the purchase of ResMed shares offered under the Stock Option Plan. You should obtain specific professional advice as to the Australian taxation consequences for your circumstances resulting from any investment you elect to make through the Stock Option Plan.

4.    Terms and Conditions of the Stock Option Plan

4.1    Options. The exercise price will be determined in accordance with the Stock Option Plan and set forth in your Summary of Stock Option Grant. Subject to any specific conditions in the Stock Option Plan, the exercise price will be not less than the Fair Market Value (as defined by the Stock Option Plan) or such other amount as determined by the Stock Option Plan Committee (as defined therein).

ResMed will not provide Australian participants with any loans or financial assistance under the Stock Option Plan.

The arrangements for exercise are set out in the Stock Option Plan and the ResMed, Inc. Terms of Stock Option and will be communicated to you by ResMed from time to time.

The Australian Securities & Investments Commission requires that ResMed give you an example of how the Australian dollar equivalent of the exercise price at the time of exercise will be calculated. This example is shown in the table below.

1. Exercise price in US$	$46.19
2. US$ to AUS$ Exchange Rate*	US $0.7669 = AUS $1 or US $1 = AUS $1.304
3. Australian Dollar Equivalent Price	$60.23

4.2 Shares Subject to Stock Option Plan. The Stock Option Plan will only grant options or other awards that relate to ResMed Common Stock.

5.    Information on the Share Price. The indicative daily price of ResMed Common Stock quoted in US$ and relevant Australian Dollar exchange rate are available on ResMed ‘s intranet site. These are indicative figures only.

ResMed will provide current market price information about its shares when an Australian participant requests it. To obtain information, please contact Arlene Martin, at ext. 2262, email arlenem@resmed.com.

6.    Discrepancies. To the extent that details contained in this document titled “Additional Information for Australian Participants” and any other documentation applicable to Australian participants in the Stock Option Plan (the “Australian Details”) are inconsistent with details contained in other Stock Option Plan documentation, then the Australian Details will prevail in relation to the Australian participants.

*For the purposes of this example, all figures have been calculated using the intraday exchange rate applicable on November 10, 2006.